Exhibit 99.1

SP Acquisition Holdings, Inc. Announces Trust Investment Details

NEW YORK-(NEW YORK)- SP Acquisition Holdings, Inc. (AMEX: DSP) (the "Company") announced today details related to its assets being held in trust. First, the assets are held in a trust account at JPMorgan Chase, N.A., with Continental Stock Transfer & Trust Company as trustee. Second, 100% of these assets are invested in one-month Treasury Bills issued by the United States.

About SP Acquisition Holdings, Inc.

SP Acquisition Holdings, Inc. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets, with a focus on the United States, Europe and Asia, that may provide significant opportunity for growth, but not limited to a particular industry.